Exhibit 10.4

July 30, 2012
Personal & Confidential
Mr. Charles M. Herington
[Home Address]

Re:    Agreement and Release of Claims
Dear Charles:
This letter confirms the terms of your active employment with Avon Products, Inc. (“Avon” or the “Company”) and confirms the arrangements relating to your transition from the Company. This letter (the “Agreement”) supersedes your offer letter dated November 18, 2005, as amended November 7, 2008 (collectively, the “Original Agreement”).

1.	Separation Date
On August 31, 2012 (the “Separation Date”), you will relinquish your position as Executive Vice President, Developing Market Group and leave employment of the Company. In order to receive any payments under this Agreement, other than unused vacation benefits and two weeks' base salary (the “automatic payment” normally provided by Avon's policy), you must:

A.	satisfy your duties, as determined by the Chief Executive Officer (“CEO”), and work through the Separation Date;

B.
sign and submit this Agreement within 21 days of the date of this Agreement, and you must not revoke the Agreement, within the time specified in the last Paragraph of this Agreement (within 7 days); and

C.	sign and submit the Second General Release on the Separation Date, and you must not revoke the Second General Release within the time specified in the last Paragraph of this Agreement (within 7 days).
If you sign the Agreement and the Second General Release, you will receive benefits under this Agreement in lieu of the automatic payment plus unused accrued vacation pay. Until this Agreement and the Second General Release becomes effective, your Original Agreement still applies.

2.	Payments

Mr. Charles M. Herington
July 30, 2012

Unused Accrued Vacation: You will receive a payment (less applicable deductions) for any earned, but unused, vacation benefits. This amount will be paid regardless of whether you sign this Agreement or the Second General Release.
Cash payment: In consideration for an extended Noncompetition Period (defined in Paragraph 12(c) below), on September 14, 2012, you will receive a lump sum cash payment equal to $300,000 (less applicable deductions). This payment satisfies the short-term deferral exceptions under Internal Revenue Code Section 409A (“409A”) which exempts such payments from the requirements of 409A if they are paid no later than the March 15 of the calendar year following the calendar year which contains the Separation Date.
Salary Continuation Payments
You will receive salary continuation payments for 24 months (from September 1, 2012 through August 31, 2014 (referred to as the “Salary Continuation Period”)) based upon your current annual salary of $750,000. Avon payroll will calculate the total amount of salary continuation payments payable, in accordance with Avon's normal payroll practices. The salary continuation payments will be paid in equal, bi-weekly installments (less applicable deductions).
Note that for purposes of clarification, the salary continuation payments made from the Separation Date through February 28, 2013 are exempt from the limitations under 409A (because the total payment does not exceed $500,000 and satisfies the other requirements of the separation pay exception under 409A). The salary continuation payments made from March 1, 2013 through August 31, 2014 satisfy the 409A requirement to delay payment to a key employee (top-50 highest-paid at Avon) until six months after your Separation Date. You are on a key employee.
During the Salary Continuation Period, as explained below, you will be permitted to continue to participate in certain of Avon's benefit plans in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that you may have on file with Avon. You will not, however, accrue any vacation days during the Salary Continuation Period.

Initials CH

Mr. Charles M. Herington
July 30, 2012

3.    Retirement Plans
PRA: During the Salary Continuation Period, you will continue to be credited with service under the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”) in accordance with the terms of the PRA, including any amendments to the PRA that may be enacted from time to time. This means that you will continue to accrue vesting service. You may begin to receive payments from the PRA in the form you elect in September 2014.
Restoration Plan: Your benefits under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”) will be paid in accordance with the terms of the Restoration Plan in the form that you have already elected (80% lump sum, 20% payable in 60 monthly installments). Because you are key employee, your first payment under the Restoration Plan will be made in March 2013.

4.
Avon Personal Savings Account Plan: With respect to the Avon Personal Savings Account Plan (the “PSA”), also known as the 401(k) Plan, you are considered a terminated employee on your Separation Date and are no longer entitled to participate. Upon your Separation Date, you may take a distribution of your benefits immediately. You may roll over the contents of your PSA account into an Individual Retirement Account or other tax-deferred savings account in accordance with applicable tax rules. Any outstanding loans you may have are payable within three months after your Separation Date.

5.    Cash Incentive Plans
Annual Incentive Awards: You will be eligible for a 2012 annual incentive award under the Avon Products, Inc. Executive Incentive Plan (the “EIP”). Payments, if any, will be based on achievement of performance measures and will be pro-rated for your period of service through the Separation Date. You will not be entitled to a 2013 or 2014 annual EIP award.
Long-Term Cash Plans: You are currently a participant in the Company's long-term cash incentive plans. Please look at the summary of each plan for details about distributions following a termination of employment. Generally, however:

•	2011 Transition Cash Plan: The Compensation and Management Development Committee (the “CC”), has determined that no benefit will be paid under this plan.

•	2011-2012 Transition Cash Plan: The payment, if any, under the 2011-2012 Transition Cash Plan will be paid in 2014, provided that the

Initials CH

Mr. Charles M. Herington
July 30, 2012

applicable performance measures have been satisfied. Your payment will be pro-rated 20/36, based upon your Separation Date.

•
LTIP (2011-2013 performance period): The payment, if any, under the Avon Products, Inc. Long-Term Incentive Cash Plan (the “LTIP”) for the performance period 2011-2013, will be paid in 2014, provided that the applicable performance measures have been satisfied. Your payment will be pro-rated 20/36, based upon your Separation Date.

•	LTIP (2012-2014 performance period): Because your Separation Date is prior to January 1, 2013, your LTIP award for the 2012-2014 performance period will be forfeited.
As a reminder, both your annual and long-term cash incentive awards are subject to Avon's compensation recoupment policy.

6.
Deferred Compensation Plan: Under the Avon Products, Inc. Deferred Compensation Plan (the “DCP”), distributions will begin in accordance with the terms of the DCP and your elections thereunder. During the Salary Continuation Period, you are not eligible to defer any monies into the DCP. The form and timing of your DCP payment elections are available online at www.mullinconsulting.com. Generally, the first payment will be made in January 2014.

7.	Equity Arrangements
Stock Options
During the Salary Continuation Period, any stock options you may have will continue to vest. All other aspects of your stock options will continue to be governed by the applicable stock option agreement(s) and the stock incentive plan(s). At the end of the Salary Continuation Period, you will have 90 days to exercise your vested options. Option expiration dates on the Morgan Stanley Smith Barney website are the official expiration dates for your options.
RSUs

•
2009 Time-Based RSUs: A pro-rated portion of your 2009 restricted stock units (“RSUs”) will vest on your Separation Date (based upon completed months from the grant date to the Separation Date (37/48)) and will be settled on March 1, 2013, as required by 409A.

Initials CH

Mr. Charles M. Herington
July 30, 2012

•
2011 PRSU Award: A pro-rated portion of your 2011 performance-restricted RSU (“PRSUs”) will vest on your Separation Date (based upon completed months since January 1, 2011 through the Separation Date (20/36)) and will be settled in 2014, provided that the applicable performance measures have been satisfied.

•	2012 PRSU Award: Because your Separation Date is prior to January 1, 2013, your 2012 PRSU award will be forfeited.
In addition, please ensure that you have accepted all of your RSU grants. Any RSU grants not accepted will not vest and will not settle.
As a reminder, most of your equity arrangements are subject to Avon's compensation recoupment policy and all of you equity agreements are subject to the recoupment terms contained in the award agreements.

8.
Career Transition and Development Services: You will also receive career transition and development services provided by an Avon-approved vendor (the list of approved vendors and contact information will be separately provided to you). Your eligibility for outplacement services will begin on September 1, 2012 and will continue for twelve (12) months, with up to twelve (12) additional one-month extensions, at Avon's discretion.

9.	Health and Welfare Plans
During your Salary Continuation Period, and provided that you are a participant as of your Separation Date with Avon in the applicable plan, you will continue to be eligible to participate in the following benefit plans: Medical, Dental, Vision, Health Savings Account, Employee Assistance Program, Group Life Insurance, Supplemental Life Insurance, Group Accidental Death and Dismemberment (“AD&D”) and Supplemental AD&D. For those plans requiring premium payments, you will be required to pay the same portion of the total premium as an active associate pays. If you elect to continue Medical, Dental and/or Vision coverage, your benefit coverage level will be provided at the benefit coverage level that you previously selected, subject to Avon's right to amend, modify, or terminate such arrangements at any time. But note, however, that because you are considered one of the top 25% highest paid associates at Avon per IRS regulations (if you earn approximately $75,000 or more), you will be paying your entire premiums on an after-tax basis and your Form W-2s will include imputed income equal to value of the subsidized premiums being provided by Avon, as required by the Internal Revenue Code. Because of this required tax treatment, the cost to you of continuing coverage may be substantially

Initials CH

Mr. Charles M. Herington
July 30, 2012

higher than while you were actively employed. You may wish to consult a tax advisor to see how this change may impact you.
Pursuant to 409A, the following rules apply to your continued receipt of the above welfare benefits to the extent those benefits are not exempt from the requirements of 409A: (x) to the extent that any such benefit is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such benefit provided by Avon in any year will not be affected by the amount of any such benefit provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit.
Your participation in the Short-Term and Long-Term Disability plans, the Flexible Spending Accounts, and the Transit Incentive Plan will cease following your Separation Date (except that you may continue to participate for the remainder of the calendar year in the Health Care Flexible Spending Account in accordance with the federal law known as COBRA, assuming you satisfy the requirements of COBRA and assuming that you elect COBRA). You will receive separate paperwork required to elect COBRA continuation coverage for the Health Care Flexible Spending Account.
If you participate in the Transit Incentive Plan, you will have 90 days after you Separation Date to spend the remaining funds on your WageWorks Transit Commuter Card.  At the end of the 90-day period, any post-tax funds remaining on the card will be returned to you and any pre-tax funds will be forfeited.  Federal regulations prohibit Avon from returning forfeited funds back to you. For more information please contact WageWorks at 877-924-3967.
In the event that, during the Salary Continuation Period, you should become employed by another employer and are provided with medical and/or dental insurance coverage, you may either drop your Avon coverage or continue your coverage under both plans. Under the second alternative, your coverage will be coordinated between the two plans, with your new employer's plan serving as the primary payer. Employment with another company, however, will not cause any change in your entitlement to salary continuation and continued life insurance coverage. In the event that your health insurance coverage ceases during the Salary Continuation Period due to a “qualifying event,” or due to the expiration of the Salary Continuation Period, you will then be entitled to elect continued coverage under COBRA at your own expense, assuming you satisfy the requirements of COBRA.

Initials CH

Mr. Charles M. Herington
July 30, 2012

Note that, when your group life insurance coverage terminates, you may be entitled to convert the group coverage to individual life insurance coverage. Please contact MetLife before your group life insurance coverage terminates for details.

10.	Perquisites
Personal Auto and Excess Liability: The Personal Auto and Excess Liability insurance ceases on your Separation Date.
Executive Health Exam: If you have not already taken a 2012 Executive Health Exam by your Separation Date, you may take still take the exam up to three months after your Separation Date (by November 30, 2012).
Home Security: You will be entitled to retain your Home Security contract until the end of the annual contract period. Any reimbursements/payments will be made on the last day of any calendar quarter, except that because you are a key employee, the first reimbursement will not be made until the last day of the calendar quarter which is at least six months after your Separation Date (no earlier than March 31, 2013).
Transportation Allowance: You will be entitled to receive a transportation allowance for the three-month period following the Separation Date. Normally this will paid in the same manner as it is paid as when you were an active employee, except that because you are a key employee, you will be paid this benefit in a lump sum payment no earlier than the end of the calendar quarter which is at least six months after your Separation Date, as required by 409A. Therefore, you will not be paid your transportation allowance earlier than March 31, 2013.
Financial Planning and Tax Preparation: You will be eligible for Financial Planning and Tax Preparation services through the last day of the calendar year in which your Salary Continuation Period ends (December 2014). Reimbursements will generally be quarterly on the last day of the quarter. However, because you are a key employee, your first reimbursement will not be made until the end of the calendar quarter which is at least six months after your Separation Date (no earlier than March 31, 2013). Thereafter, reimbursements will be made on a quarterly basis on the last day of the calendar quarter.
SLIP: You will continue to be covered under the Supplemental Life Insurance Program until the end of the Salary Continuation Period.

Initials CH

Mr. Charles M. Herington
July 30, 2012

Your continued receipt of the above perquisites is subject to the following rules: (x) to the extent that any such perquisite is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such perquisite provided by Avon in any year will not be affected by the amount of any such perquisite provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such perquisite for cash or any other benefit

11.	E-Mail and Voicemail: Your e-mail and voicemail will be discontinued as of your Separation Date.

12.	Your Obligations to Avon
In consideration of the benefits being provided to you hereunder, you further agree to the following:

(a)
You will not knowingly use or disclose, directly or through persons interposed, without Avon's prior written consent (which may only be provided by the Chief Executive Officer (“CEO”)), as and from this date, and at any time, any secret, confidential, or proprietary information or knowledge relating to Avon or any of its affiliated companies, and their respective businesses, agents, employees, customers and independent sales representatives, that you obtained or generated during or as a result of your employment at Avon, such as, but not limited to, financial information and projections, marketing information and plans, product formulations, samples, processes, production methods, intellectual property and trade secrets, data, know-how, sales, market development programs and plans, and other types of information not generally available to the public.

(b)
You will not knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames the goodwill or reputation of Avon, its associated companies, or their directors, officers, and employees.

(c)
You will not, without Avon's prior written consent (which may only be provided by the CEO), during from the date of the Agreement, through February 28, 2015 (the “Noncompetition Period”), directly or indirectly hire, solicit, or aid in the solicitation of, any employee of Avon or an affiliated company, including any solicitation of an employee to leave his or her Avon employment to work for any other employer.

Initials CH

Mr. Charles M. Herington
July 30, 2012

(d)
Notwithstanding anything else in this Agreement, you will not, during the Noncompetition Period, without Avon's prior written consent (which may only be provided by the Chief Executive Officer), accept employment with, or act as a consultant or independent contractor to, any company engaged in the direct selling business or the beauty business within or outside of the United States including, but not limited to, the following: Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int'l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L'Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int'l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Sara Lee Corporation, Shaklee Corp., The Body Shop Int'l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Virgin Vie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int'l (Yanbal, Unique), or any of their affiliates.

(e)
By signing this Agreement and the Second General Release, you are agreeing that you may be reasonably requested from time to time by Avon: (x) to advise and consult on matters within or related to your expertise and knowledge in connection with the business of Avon; (y) to make yourself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon; and (z) to assist with pending and future litigation, investigations, arbitrations, and/or other dispute resolution matters. If you provide such consultation during the Noncompetition Period, Avon will only reimburse you for reasonable related out-of-pocket expenses. If you provide such consultation after the Noncompetition Period ends, you shall be paid at your current salary rate for time expended by you at Avon's request on such matters, and shall also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. You understand that, with respect to any consultation services provided by you under this paragraph, you will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon, unless such employee benefit plan specifically provides for such credit.

(f)
By signing this Agreement and the Second General Release, you acknowledge that you understand that violations of any of the preceding covenants are material and that any violations may result in a forfeiture, at

Initials CH

Mr. Charles M. Herington
July 30, 2012

Avon's sole discretion, of your benefits and payments under this Agreement (including any lump sum payments and any salary continuation payments, whether or not already paid), but do not relieve you of your continuing obligations under this Agreement. You agree that Avon's remedies at law for any breach by you of the preceding covenants will be inadequate and that Avon will also have the right to obtain immediate injunctive relief so as to prevent any continued breach of any of these covenants, in addition to any other available legal remedies. It is understood that any remedy available at law or in equity shall be available to Avon should the preceding covenants be breached.

13.
Return of Avon Property: On your Separation Date, you agree to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property which belongs to Avon or any of its affiliated companies, including, without limitation, computer hardware and software, cell phones, Blackberrys, iPhones, iPads, Androids, other electronic equipment, keys, credit cards, identification cards, records, data, and other documents and information, including any and all copies of the foregoing.

14.
Employment Inquiries: You understand that, in the event Avon receives any inquiries from prospective employers, it shall be the policy of Avon to respond by advising that Avon's policy is to provide information only as to service dates and positions held.

15.
Entire Agreement and Amendments to Agreement: You acknowledge that the only consideration for both your execution of this Agreement (which includes a general release of claims) and your execution of the Second General Release is what is expressly stated in this document. All other promises or agreements of any kind that have been made by or between the parties or by any other person or entity whatsoever that are related to the subject matter of this Agreement are superseded by this Agreement, except that any nondisclosure, intellectual property protection, non-solicit, non-compete or classified information agreements with the Company continue to apply and any plans (such as the PRA), agreements (such as any equity award agreement), or policies (such as Avon's clawback policy) that are referenced in this Agreement as continuing to be applicable are not superseded. You agree that this Agreement and the Second General Release may not be changed orally, by email, or by any other form of electronic communication, but only by a mutually signed, written agreement.

16.
Severability: You agree that the provisions of this Agreement and the Second General Release are severable. If a provision or any part of a provision is held to be invalid under any law or ruling, the remaining parts of the provision will

Initials CH

Mr. Charles M. Herington
July 30, 2012

remain valid and in force to the extent allowed by law. All of the remaining provisions of this Agreement and the Second General Release will remain in full force and effect and be enforceable. If any restriction contained in this Agreement or the Second General Release is held to be excessively broad as to duration, activity, or scope, then that restriction will be construed, “blue-penciled” or judicially modified so as to be limited or reduced to the extent required to be enforceable under applicable law.

17.
Voluntary Participation: By signing this Agreement and the Second General Release, you warrant and represent that you have read this entire Agreement and the Second General Release, that you have had an opportunity to consult fully with an attorney, and that you fully understand the meaning and intent of this Agreement and the Second General Release. Further, you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that as a result of executing this Agreement and the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party (as defined both in the Agreement in Paragraph 19 below and in the Second General Release) unlawfully terminated your employment or violated any of your rights in connection with your employment.

18.
Governing Law: You agree that this Agreement (which includes a general release of claims) and the Second General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and federal law where applicable. Any action at law or in equity for the enforcement of this Agreement, by either party, shall be instituted only in state or federal court located within the City of New York, State of New York except that, to the extent that Avon is seeking equitable relief to enforce your obligations under this Agreement, Avon may, instead of relying on this jurisdiction provision, seek such relief as provided in the last subparagraph under Your Obligations to Avon.

19.
General Release: In consideration of the benefits herein and the other terms and conditions of this Agreement, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by this Agreement) Avon and its affiliated companies and each of their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders, and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever

Initials CH

Mr. Charles M. Herington
July 30, 2012

nature (“Claims”), that you and your heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation:

•	All Claims arising from your employment relationship with Avon and the termination of such relationship;

•	All Claims arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law;

•	All Claims for breach of contract, wrongful discharge, tort, breach of common-law duty, or breach of fiduciary duty;

•	All Claims for violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation, as applicable:

◦	The Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

◦	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

◦	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”);

◦	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

◦	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

◦	The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq. (the “FMLA”);

◦	The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.;

◦	The National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.;

Initials CH

Mr. Charles M. Herington
July 30, 2012

◦
The New York Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.;

◦	Any other state's and local government's human rights laws, anti-discrimination laws, and “plant closing”/mini-WARN Act laws;

◦	“Whistleblower” laws and laws protecting “whistleblowers” from retaliation; and

◦	Any other federal, state, or local statute, rule, or regulation;
provided, that you do not release or discharge the Avon Released Parties: (x) from any Claims arising after the date on which you execute this Agreement; (y) from any Claims for a breach by Avon of its obligations under this Agreement; or (z) from any Claims that by law cannot be released or waived. It is understood that the release herein does not release the Avon employee benefit plans from any claims for vested benefits that you have under the terms of any of Avon's employee benefit plans applicable to you. It is further understood that nothing in this release shall preclude or prevent you from challenging the validity of this release solely with respect to any waiver of any Claims arising under the ADEA on or before the date on which you execute this Agreement.
Nothing in this Agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied.
You represent and warrant that you have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to your employment and the cessation thereof. You agree that, if you or any other person or entity files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, you will not seek or accept any monetary, equitable, or other relief in such action, complaint, charge, claim, or proceeding (including without limitation, relief that would provide you with reinstatement to employment with Avon) and that you will take all available steps/procedures to withdraw and/or dismiss the complaint, charge, claim or proceeding.
You acknowledge that Avon has advised you to consult with legal counsel prior to signing this Agreement and the Second General Release. You represent and

Initials CH

Mr. Charles M. Herington
July 30, 2012

warrant that you fully understand the terms of this Agreement and the Second General Release, and you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that, as a result of signing this Agreement and the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated your employment or violated any of your rights in connection with your employment.

21.	Additional Representations

(a)
You acknowledge that you have been paid in full (or will be paid in full pursuant to the Company's normal payroll practice policy) for all hours that you have worked for Avon and other than what is provided for in this Agreement, you have no other rights to any other compensation or benefits.

(b)
You further acknowledge that you have not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, you have been returned to your job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(c)	You acknowledge, understand and agree you have reported to Avon any work related injury or illness that occurred up to and including the Separation Date.

22.
Compliance with Laws/Tax Treatment: Avon will comply with all payroll/tax withholding requirements and will include in income these benefits as required by law. Avon cannot guarantee the tax treatment of any of these benefits and makes no representation regarding the tax treatment.

23.
Internal Revenue Code Section 409A: The parties hereto have a made a good faith effort to comply with current guidance under 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, including, without limitation, that references to “termination of employment” and like terms, with respect to payments and benefits that are provided under a “nonqualified deferred compensation plan” (as defined in 409A) that is not exempt from 409A, will be interpreted to mean “separation from service” (as defined in 409A). In the event that amendments to this Agreement are necessary in order to comply with 409A

Initials CH

Mr. Charles M. Herington
July 30, 2012

or to minimize or eliminate any income inclusion and penalties under 409A (e.g., under any document or operational correction program), Avon and you agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in 409A) that is not exempt from 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in 409A), and you are a “specified employee” (as defined in 409A and determined pursuant to procedures adopted by Avon from time to time) on your separation from service date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit will not be made or provided to you before the day after the date that is six (6) months following your separation from service.
Notwithstanding the foregoing, Avon makes no representation to you about the effect of 409A on the provisions of this Agreement and Avon shall have no liability to you in the event that you become subject to taxation under 409A (other than any tax reporting and/or withholding obligations that Avon may have under applicable law).

24.
Advice of Counsel: You acknowledge that you have been and are hereby advised by Avon to consult with an attorney in regard to this matter. You understand that you are responsible for the costs of any such legal services incurred in connection with such consultation.

25.
Communication by Avon. Neither Avon nor its agents will knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames you or that otherwise could reasonably be expected to affect adversely your personal or professional reputation.

26.
Permissible Time to Sign Agreement and Possible Second General Release. If you do not sign this Agreement and return it to Avon within 21 days after the date of this Agreement and if you do not sign the Second General Release and return it within the time specified, then you will not be entitled to any benefits and your Original Agreement will apply. As long as you sign and return this Agreement within this time period, you will have seven (7) days immediately thereafter to revoke your decision by delivering, within the seven (7) day period, written notice of revocation to the CEO. If you do not revoke your decision during that seven-day period, then this Agreement will become effective on the eighth day. Note that similar revocation rules apply to the Second General Release. If you sign and

Initials CH

Mr. Charles M. Herington
July 30, 2012

return this Agreement and, if Avon requests, the Second General Release within the times specified, each will become effective on the eighth day.
You understand that the present offer is made without prejudice and is conditional upon its unqualified acceptance and the execution and delivery by you of this Agreement and the execution and delivery of the Second General Release. Note that the Agreement includes a confidentiality agreement regarding confidential information obtained while you were in the employ of Avon.
Your signature below signifies: (x) your voluntary acceptance of the terms of this Agreement; (y) your acknowledgement that you are not eligible for benefits under the Avon Products, Inc. Severance Pay Plan (the “Severance Plan”) because the Severance Plan specifically excludes any employee who has an agreement containing severance terms, such as the Original Agreement; and (z) your election to receive benefits hereunder.
A duplicate copy of this Agreement and the Second General Release is attached for your files. Please sign and date both copies of this Agreement, in the spaces provided, returning one copy to Avon and retaining the other copy for your records.
[Signatures on next page]

Initials CH

Mr. Charles M. Herington
July 30, 2012

We thank you for your contributions to Avon, and wish you success with your future career.

Sincerely,

AVON PRODUCTS, INC.

By:	/s/ Sheri S. McCoy
SHERI S. MCCOY
CHIEF EXECUTIVE OFFICER

You have carefully reviewed, understood and agree with the terms and conditions specified in this Agreement above. You have signed to indicate your acceptance thereof.

Date:	July 30, 2012	By:	/s/ Charles M. Herington
CHARLES M. HERINGTON

Initials CH